UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                             SRA INTERNATIONAL, INC.
                                (Name of Issuer)


                CLASS A COMMON STOCK, PAR VALUE $0.004 PER SHARE
                         (Title of Class of Securities)


                                    78464R105
                                 (CUSIP Number)


                                DECEMBER 31, 2002
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)
         [_]      Rule 13d-1(c)
         [X]      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 78464R105                 SCHEDULE 13G                   Page  2 of 12
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person           General Atlantic Partners, LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Delaware

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             2,117,645
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        2,117,645

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  2,117,645
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      18.1%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               OO

--------------------------------------------------------------------------------

CUSIP NO. 78464R105                 SCHEDULE 13G                   Page  3 of 12
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person           General Atlantic Partners 75, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Delaware

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             2,117,645
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        2,117,645

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  2,117,645
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      18.1%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP NO. 78464R105                 SCHEDULE 13G                   Page  4 of 12
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person           GapStar, LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Delaware

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             2,117,645
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        2,117,645

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  2,117,645
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      18.1%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               OO

--------------------------------------------------------------------------------

CUSIP NO. 78464R105                 SCHEDULE 13G                   Page  5 of 12
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person           GAPCO GmbH & Co. KG
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Germany

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             2,117,645
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        2,117,645

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  2,117,645
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      18.1%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP NO. 78464R105                 SCHEDULE 13G                   Page  6 of 12
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person           GAPCO Management GmbH
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Germany

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             2,117,645
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        2,117,645

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  2,117,645
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      18.1%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               CO

--------------------------------------------------------------------------------

CUSIP NO. 78464R105                 SCHEDULE 13G                   Page  7 of 12
          ---------


--------------------------------------------------------------------------------
1.       Name of Reporting Person           GAP Coinvestment Partners II, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a) [X]
         if a Member of a Group             (b) [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization        Delaware

--------------------------------------------------------------------------------

Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             2,117,645
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        2,117,645

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  2,117,645
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                                 ______
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)      18.1%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                               PN

--------------------------------------------------------------------------------

CUSIP NO. 78464R105                 SCHEDULE 13G                   Page  8 of 12
          ---------


Item 1.  (a)      NAME OF ISSUER

         SRA International, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         4350 Fair Lakes Court
         Fairfax, Virginia  22033

Item 2.  (a)      NAMES OF PERSONS FILING

         General Atlantic Partners, LLC ("GAP")
         General Atlantic Partners 75, L.P. ("GAP 75")
         GapStar, LLC ("GapStar")
         GAPCO GmbH & Co. KG ("KG")
         GAPCO Management GmbH ("GmbH Management")
         GAP Coinvestment Partners II, L.P. ("GAPCO II", and together with GAP, GAP 75, GapStar, KG and
         GmbH Management, the "Reporting Persons")

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

         c/o General Atlantic Service Corporation
         3 Pickwick Plaza
         Greenwich, CT 06830

         (c)      CITIZENSHIP

         GAP -- Delaware
         GAP 75 -- Delaware
         GapStar -- Delaware
         KG -- Germany
         GmbH Management -- Germany
         GAPCO II -- Delaware

         (d)      TITLE OF CLASS OF SECURITIES

         Class A Common Stock, par value $0.004 per share (the "Shares")

         (e)      CUSIP NUMBER

         78464R105

Item 3. This statement is not filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).

CUSIP NO. 78464R105                 SCHEDULE 13G                   Page  9 of 12
          ---------


Item 4. As of December 31, 2002, GAP, GAP 75, GapStar, KG, GmbH Management and GAPCO II each owned of record no Shares, 1,740,441 Shares, 137,408 Shares, 3,467 Shares, no and 236,329 Shares, respectively, or 0.0%, 14.9%, 1.2%, 0.03%, 0.0% and 2.0%, respectively, of the issued and outstanding Shares. GAP is the general partner of GAP 75 and the sole member of GapStar. The managing members of GAP are Steven A. Denning, Peter L. Bloom, Peter Currie, Mark F. Dzialga, Erik Engstrom, Klaus Esser, William E. Ford, William O. Grabe, David C. Hodgson, Braden R. Kelly, Rene M. Kern, William J. Lansing, Matthew Nimetz, Clifton S. Robbins, Franchon M. Smithson, Tom C. Tinsley, Florian Wendelstadt and John Wong (collectively, the "GAP Managing Members"). The general partner of KG is GmbH Management. Mr. Denning is a Managing Director and a shareholder of GmbH Management. Mr. Denning is a director of the Company. The GAP Managing Members (other than Mr. Esser) are the general partners of GAPCO II. By virtue of the fact that (i) GAP is the general partner of GAP 75 and the sole member of GapStar, (ii) the GAP Managing Members are also the general partners authorized and empowered to vote and dispose of the securities held by GAPCO II and (iii) the GAP Managing Members are authorized and empowered to vote and dispose of the securities held by KG, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the Shares which each of them owns of record. Accordingly, as of December 31, 2002, each of the Reporting Persons may be deemed to own beneficially an aggregate of 2,117,645 Shares or 18.1% of the issued and outstanding Shares. Each of the Reporting Persons has the shared power to direct the vote and the shared power to direct the disposition of the 2,117,645 Shares that may be deemed to be owned beneficially by each of them.

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         See Item 4.

Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         See Item 4.

Item 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

CUSIP NO. 78464R105                 SCHEDULE 13G                   Page 10 of 12
          ---------


Item 10. CERTIFICATION

         Not applicable.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP NO. 78464R105                 SCHEDULE 13G                   Page 11 of 12
          ---------


                                   SIGNATURES


                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated as of February 14, 2003

                                   GENERAL ATLANTIC PARTNERS, LLC


                                   By:  /s/ Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact


                                   GENERAL ATLANTIC PARTNERS 75, L.P.


                                   By:  General Atlantic Partners, LLC,
                                        its General Partner


                                   By:  /s/ Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact


                                   GAPSTAR, LLC


                                   By:  General Atlantic Partners, LLC,
                                        its Sole Member


                                   By:  /s/ Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact


                                   GAPCO GMBH & CO. KG


                                   By:  GAPCO Management GmbH,
                                        its General Partner


                                   By:  /s/ Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Procuration Officer

CUSIP NO. 78464R105                 SCHEDULE 13G                   Page 12 of 12
          ---------


                                   GAPCO MANAGEMENT GMBH


                                   By:  /s/ Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Procuration Officer


                                   GAP COINVESTMENT PARTNERS II, L.P.


                                   By:  /s/ Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact